Exhibit 99.1

FOR IMMEDIATE RELEASE

COMMSCOPE COMPLETES $2.65 BILLION ACQUISITION OF ANDREW

HICKORY, N.C., December 27, 2007— CommScope, Inc. (NYSE: CTV) today announced that it has completed its acquisition of Andrew Corporation (NASDAQ: ANDW) for a total purchase price of approximately $2.65 billion. As of today, Andrew will become a wholly-owned subsidiary of CommScope.

“We are delighted with the closing of the Andrew transaction, which marks a new chapter in the history of our company,” said Frank M. Drendel, chairman and chief executive officer of CommScope.  “We believe this combination will further enhance CommScope’s position as a worldwide leader in ‘last mile’ solutions. Combining our innovative technologies, premier brands and a top-tier customer base, we expect to expand our global service model and create an enhanced offering of communications infrastructure solutions that addresses a broader spectrum of customer needs.  With this acquisition, we are advancing CommScope’s stated global ‘last mile’ strategy while creating important cost reduction and growth opportunities that we believe will drive increased shareholder value.

“We look forward to working with Andrew’s talented team to quickly and smoothly integrate their operations into CommScope.  As we continue to invest in the combined business for profitable growth, the talented and dedicated employees of both Andrew and CommScope will continue to play a critical role in the success of the combined company. CommScope is a proven and successful integrator of strategic transactions and we expect to begin realizing the benefits of this combination immediately and enjoy them fully over the next few years,” added Mr. Drendel.

Andrew stockholders will receive, for each Andrew share, $13.50 in cash and 0.031543 shares of CommScope common stock.  This fractional share of CommScope common stock was calculated according to the terms of the merger agreement by dividing $1.50 by $47.554, which was the volume weighted average of the closing sale prices for a share of CommScope common stock over the ten consecutive trading days ending on December 24, 2007.

Financing and Interest Rate Swap

CommScope funded the transaction through a combination of senior secured credit facilities and available cash on hand.  The $2.5 billion senior secured credit facilities consist of a $1.35 billion seven-year senior secured term loan facility with an interest rate of LIBOR plus 250 basis points, a $750 million six-year senior secured term loan facility with an initial interest rate of LIBOR plus 225 basis points and a $400 million six-year senior secured revolving credit facility with an initial interest rate of LIBOR plus 225 basis points.  These debt commitments provide for a weighted average initial, variable interest rate of LIBOR plus approximately 241 basis points on the senior secured term loans.  At closing, no funds had been borrowed from the revolving credit facility.

CommScope also announced that it has entered into an interest rate swap in order to fix the

LIBOR interest rate for an initial $1.5 billion of the overall credit facility.  Through this swap CommScope fixed the following amounts at a LIBOR rate of 4.07750%:

$1.5 billion from December 27, 2007 through December 31, 2008

$1.3 billion from January 1, 2009 through December 31, 2009

$1.0 billion from January 2, 2010 through December 31, 2010

$400 million from January 1, 2011 through December 31, 2011

Advisors

Banc of America Securities LLC acted as financial advisor to CommScope in connection with this acquisition and Duff & Phelps LLC provided a fairness opinion to CommScope.  Fried, Frank, Harris, Shriver & Jacobson LLP, Baker & McKenzie LLP and Robinson, Bradshaw & Hinson, P.A. acted as CommScope’s outside legal counsel.  Citi acted as the primary financial advisor to Andrew, and Merrill Lynch provided a fairness opinion.  Mayer Brown LLP acted as Andrew’s primary outside legal counsel. Banc of America Securities LLC and Wachovia Capital Markets, LLC acted as Joint Lead Arrangers and Joint Bookrunners in connection with the credit facilities.

About CommScope

CommScope, Inc. (NYSE: CTV — www.commscope.com) is a world leader in infrastructure solutions for communication networks.  Through its Andrew Wireless Solutions® brand, it is a global leader in radio frequency subsystem solutions for wireless networks. Through its SYSTIMAX® SolutionsTM and Uniprise® Solutions brands CommScope is the global leader in structured cabling systems for business enterprise applications. It is also the premier manufacturer of coaxial cable for broadband cable television networks and one of the leading North American providers of environmentally secure cabinets for DSL and FTTN applications.

Backed by strong research and development, CommScope combines technical expertise and proprietary technology with global manufacturing capability to provide customers with infrastructure solutions for evolving global communications networks in more than 130 countries around the world.

Forward-Looking Statements

This document contains forward-looking statements regarding, among other things, the business combination between CommScope and Andrew and the anticipated consequences and benefits of such transaction, and other financial and operational items relating to CommScope and Andrew. Statements made in the future tense, and statements using words such as “intend,” “goal,” “estimate,” “expect,” “expectations,” “project,” “projections,” “plans,” “anticipates,” “believe,” “think,” “confident” and “scheduled” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not a guarantee of performance and are subject to a number of risks and uncertainties, many of which are difficult to predict and are beyond the control of CommScope. These risks and uncertainties could cause actual results to differ materially from those expressed in or implied by the forward-looking statements, and therefore should be carefully considered. Relevant risks and uncertainties relating to the proposed transaction include, but are not limited to: the anticipated benefits and synergies of the proposed transaction may not be realized as quickly as anticipated or at all; the integration of Andrew’s operations with CommScope could be materially delayed or may be more costly or difficult than expected; legal proceedings may be commenced by or against CommScope or

Andrew. For a more complete description of factors that could cause such a difference, as well as risk and uncertainties generally applicable to CommScope and Andrew, please see CommScope’s filings with the Securities and Exchange Commission (SEC), which are available on CommScope’s website or at www.sec.gov, and Andrew’s filings with the SEC, which are available on Andrew’s website or at www.sec.gov. In providing forward-looking statements, neither CommScope nor Andrew intends, and neither undertakes any duty or obligation, to update these statements as a result of new information, future events or otherwise.

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Contacts:

For CommScope

Investor Relations:

Phil Armstrong

Investor Relations & Corporate Communications

Telephone: +1 (828) 323-4848

Email: phil.armstrong@commscope.com

Media Relations:

Matthew Sherman / Jeremy Jacobs

Joele Frank, Wilkinson Brimmer Katcher

Telephone: +1 (212) 355-4449

Email: msherman@joelefrank.com /

jjacobs@joelefrank.com

Media Relations: Beverly S. Lampe Manager, Corporate Communications Telephone: +1 (828) 323-4873 Email: blampe@commscope.com